ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-253385

Dated November 10, 2021

HSBC USA Inc. Trigger Autocallable Contingent Yield Notes (Daily Accruing Contingent Coupon)

$ Notes Linked to the Least Performing of the S&P 500® Index and Russell 2000® Index due on or about November 17, 2026

Investment Description

These Trigger Autocallable Contingent Yield Notes (Daily Accruing Contingent Coupon) (the “Notes”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the Least Performing of the S&P 500® Index and Russell 2000® Index (each, an “Underlying Index” and together, the “Underlying Indices”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. HSBC will pay a quarterly Contingent Coupon at a variable rate per Scheduled Trading Day equal to the Daily Coupon Rate, payable for each Scheduled Trading Day if the Official Closing Level of each Underlying Index on such Scheduled Trading Day during the Coupon Observation Period (including the Final Valuation Date) is equal to or greater than its Coupon Barrier. If the Official Closing Level of each Underlying Index is less than its Coupon Barrier on any Scheduled Trading Day, the Daily Coupon Rate applicable to such Scheduled Trading Day will not be payable. HSBC will automatically call the Notes if the Official Closing Level of each Index on any quarterly Call Observation Date, commencing on May 12, 2022, is equal to or greater than its Initial Level. If the Notes are called, HSBC will pay you the Principal Amount of your Notes plus the Contingent Coupon, if any, for the applicable quarter, and no further amounts will be owed to you under the Notes. The Underlying Index with the lowest Underlying Index Return is the “Least Performing Underlying Index.” If the Notes are not called prior to maturity and the Final Level of the Least Performing Underlying Index is equal to or greater than its Downside Threshold, HSBC will pay you a cash payment at maturity equal to the Principal Amount of your Notes plus the final Contingent Coupon, if any. If the Final Price of the Least Performing Underlying is less than its Downside Threshold, HSBC will pay you less than the full Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Least Performing Underlying Index over the term of the Notes, and you may lose up to 100% of your Principal Amount.

Investing in the Notes involves significant risks. HSBC may not pay any Contingent Coupons on the Notes. You may lose some or all of your Principal Amount. You will be exposed to the market risk of each Underlying Index on each Coupon Observation Date and any decline in the level of one Underlying Index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying Index. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Contingent Coupon: If the Official Closing Level of each Underlying Index on any Scheduled Trading Day is equal to or greater than its Coupon Barrier, HSBC will pay the Daily Coupon Rate for that Scheduled Trading Day. If the Official Closing Level of any Underlying Index is less than its Coupon Barrier, the Daily Coupon Rate for such Scheduled Trading Day will not accrue or be payable.

❑	Automatically Callable: HSBC will automatically call the Notes and pay you the Principal Amount of your Notes plus the Contingent Coupon, if any, otherwise due for that applicable quarter if the Official Closing Level of each Underlying Index on any quarterly Call Observation Date, commencing on May 12, 2022, is equal to or greater than its Initial Level. If the Notes are not called, investors will potentially lose a portion of their Principal Amount at maturity.

❑	Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called and the Final Level of the Least Performing Underlying is not less than its Downside Threshold on the Final Valuation Date, HSBC will pay you the Principal Amount per Note at maturity plus the final Contingent Coupon, if any. If the Final Level of the Least Performing Underlying Index on the Final Valuation Date is less than its Downside Threshold, HSBC will pay a cash amount that is less than the Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Official Closing Level of the Least Performing Underlying Index from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates[1]

Trade Date	November 12, 2021

Settlement Date	November 17, 2021

Call Observation Dates[2]	Quarterly, commencing on May 12, 2022

Final Valuation Date[2]	November 12, 2026

Maturity Date[2]	November 17, 2026

[1] Expected [2] See page 4 for additional details

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the Notes may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have downside MARKET risk SIMILAR TO the Least Performing Underlying, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF the Principal Amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc. You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND THE MORE DETAILED “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering
The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The final terms of the Notes will be determined on the Trade Date.

Underlying Indices (Least Performing of)	Daily Coupon Rate	Initial Levels	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
The S&P 500® Index (“SPX”) The Russell 2000® Index (“RTY”)	A rate per Scheduled Trading Day equal to at least 6.00% per annum	• •	75% of its Initial Price 75% of its Initial Price	75% of its Initial Price 75% of its Initial Price	40390L883	US40390L8836

See “Additional Information about HSBC USA Inc. and the Notes” on page 2. The Notes offered will have the terms specified in the accompanying prospectus dated February 23, 2021, the accompanying prospectus supplement dated February 23, 2021, the accompanying equity index underlying supplement dated February 23, 2021 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or equity index underlying supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof for a description of the distribution arrangement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $8.70 and $9.70 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 5 and “Key Risks” beginning on page 7 of this document for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The Least Performing of the S&P 500® Index and the Russell 2000® Index	•	$10.00	•	$0.225	•	$9.775

(1)See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Notes

This document relates to the offering of Notes identified on the cover page. As a purchaser of a Note, you will acquire an investment instrument linked to the least performing of the Underlying Indices. Although the offering relates to the Underlying Indices, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any Underlying, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021 and the equity Index underlying supplement dated February 23, 2021. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying equity Index underlying supplement, prospectus supplement or prospectus, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the accompanying equity Index underlying supplement, as the Notes involve risks not associated with conventional debt securities. HSBC urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and the equity Index underlying supplement) with the SEC for the offerings to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and equity Index underlying supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity index underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC’s website at www.sec.gov as follows:

♦	Equity index underlying supplement dated February 23, 2021 at:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026625/tm217170d5_424b2.htm

♦	Prospectus supplement dated February 23, 2021:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

♦	Prospectus dated February 23, 2021:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

As used herein, references to the “Issuer,” “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “equity index underlying supplement” mean the equity index underlying supplement dated February 23, 2021, references to the “prospectus supplement” mean the prospectus supplement dated February 23, 2021 and references to “accompanying prospectus” mean the prospectus, dated February 23, 2021.

2

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You believe the Official Closing Level of each Underlying Index will be equal to or greater than its Coupon Barrier on most or all of the Scheduled Trading Days and equal to or greater than its Downside Threshold on the Final Valuation Date.

♦	You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Least Performing Underlying Index.

♦	You are willing to accept the individual market risk of each Underlying Index and understand that any decline in the level of one Underlying Index will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying Index.

♦	You understand and accept that you will not participate in any appreciation in the price of any Underlying, and your potential return is limited to the Contingent Coupon payments.

♦	You are willing to invest in the Notes if the Contingent Coupon Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be set on the Trade Date).

♦	You are willing to hold Notes that may be automatically called on any Call Observation Date on which the Official Closing Level of each Underlying is equal to or greater than its Initial Level, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦	You understand and accept the risks associated with each Underlying Index.

♦	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦	You are willing to forgo dividends paid on the Underlying Indices or on the stocks included in the Underlying Indices and do not seek guaranteed current income from your investment.

♦	You are willing to assume the credit risk associated with HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You believe that the level of either Underlying Index will decline during the term of the Notes and is likely to close below its Coupon Barrier on most or all of the Scheduled Trading Days and below its Downside Threshold on the Final Valuation Date.

♦	You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as the Least Performing Underlying Index.

♦	You are not willing to accept the individual market risk of each Underlying Index or are not willing to accept the risk that any decline in the level of one Underlying Index will not be offset or mitigated by a lesser decline or any potential increase in the level of any other Underlying Index.

♦	You seek an investment that participates in the appreciation in the level of either Underlying Index or that has unlimited return potential.

♦	You are unwilling to invest in the Notes if the Contingent Coupon Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be set on the Trade Date).

♦	You are unable or unwilling to hold securities that will be automatically called on any Call Observation Date on which the Official Closing Level of each Underlying Index is equal to or greater than its Initial Level, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You do not understand or accept the risks associated with either Underlying Index.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦	You prefer to receive the dividends paid on the stocks included in the Underlying Indices and seek guaranteed current income from your investment.

♦	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes, for any payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlying Indices, see “Information About the Underlying Indices” herein and the accompanying Equity Index Underlying Supplement, as applicable. You should also review carefully the "Key Risks" herein and the more detailed “Risk Factors” beginning on page S-1 of the Equity Index underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

3

Indicative Terms

Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Note (subject to a minimum investment of $1,000).
Term	Approximately 5 years, unless earlier called.
Trade Date[1]	November 12, 2021
Settlement Date[1]	November 17, 2021
Final Valuation Date[1]	November 12, 2026
Maturity Date[1]	November 17, 2026
Underlying Indices	The S&P 500® Index (Ticker: “SPX”) and the Russell 2000® Index (Ticker: “RTY”)
Automatic Call Feature

The Notes will be automatically called if the Official Closing Level of each Underlying Index on any quarterly Call Observation Date, commencing on May 12, 2022, is equal to or greater than its Initial Level. Each Coupon Observation Period End Date on and after May 12, 2022 will also be a Call Observation Date.

If the Notes are called, HSBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Settlement Date”) a cash payment per Note equal to your Principal Amount plus the Contingent Coupon otherwise due on that date. No further amounts will be owed to you under the Notes.

Variable Days:	The number of Scheduled Trading Days during each Coupon Observation Period on which the Official Closing Level of each Underlying Index is greater than or equal to its Coupon Barrier.
Coupon Payment Dates	Two business days following the applicable Coupon Observation Period End Date, except that as to the final Coupon Observation Period End Date, the Coupon Payment Date will be the Maturity Date. The expected Coupon Observation Period End Dates and Coupon Payment Dates are set forth in the table below.
Contingent Coupon Rate	At least 6.00% per annum (to be determined on the Trade Date), subject to the number of Variable Days in each Coupon Observation Period.
Contingent Coupon	With respect to each quarterly Coupon Observation Period, a rate per quarter payable as follows: Daily Coupon Rate x Variable Days
Daily Coupon Rate	A rate per Scheduled Trading Day as specified in the table below (equivalent to at least 6.00% per annum) (to be determined on the Trade Date).
Coupon Observation Period	Each period from but excluding the Coupon Observation Period Start Date and ending on and including the Coupon Observation Period End Date, as set forth in the table below.
Contingent Coupon Payment

With respect to each quarterly Coupon Observation Period, Contingent Coupon Payment calculated as follows:

$10 x Contingent Coupon

If the Official Closing Level of each Underlying is greater than or equal to its Coupon Barrier on a Scheduled Trading Day, on the applicable Coupon Payment Date you will receive the relevant Daily Coupon Rate per $10 in Principal Amount for each such Scheduled Trading Day during the relevant Coupon Observation Period, as set forth in the table below.

If the Official Closing Level of either Underlying is less than its Coupon Barrier on the relevant Scheduled Trading Day, the Daily Coupon Rate applicable to such Scheduled Trading Day will not accrue or be payable.

It is possible that one or more underlying indices will remain below their respective coupon barrier levels for extended periods of time or even throughout the entire term of the securities, so that you will receive few or no contingent quarterly payments during the term of the securities.

The Contingent Coupon will be at least $0.15 per quarter per Note (to be determined on the Trade Date). The following table sets forth the expected Coupon Observation Dates and Coupon Payment Dates.

Expected Coupon Observation Period Start Dates[1]	Expected Coupon Observation Period End Dates[1]	Expected Coupon Payment Dates[2]	Maximum Scheduled Trading Days in the Coupon Observation Period	Daily Coupon Rate (%)
November 12, 2021	February 14, 2022	February 16, 2022	63	0.023810
February 14, 2022	May 12, 2022	May 16, 2022	61	0.024590
May 12, 2022	August 12, 2022	August 16, 2022	63	0.023810
August 12, 2022	November 14, 2022	November 16, 2022	65	0.023077
November 14, 2022	February 13, 2023	February 15, 2023	61	0.024590
February 13, 2023	May 12, 2023	May 16, 2023	62	0.024194

1 Expected. In the event HSBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same and the Coupon Observation Dates and Call Observation Dates may be adjusted in a similar manner. Each Coupon Observation Period Start Date, Coupon Observation Period End Date, Call Observation Date, Coupon Payment Date, the Final Valuation Date and Maturity Date are subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Additional Terms of the Notes—Valuation Dates” and “—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying equity index underlying supplement. Each Coupon Observation Period End Date on and after May 12, 2022 will also be a Call Observation Date.

2 Contingent Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Contingent Coupon payable upon Automatic Call or at maturity, as applicable, will be payable to the person to whom the principal amount upon Automatic Call or the Payment at Maturity, is payable. These Coupon Payment Dates are also Call Settlement Dates if the Notes are called on the related Call Observation Date.

4

May 12, 2023	August 14, 2023	August 16, 2023	63	0.023810
August 14, 2023	November 13, 2023	November 15, 2023	64	0.023438
November 13, 2023	February 12, 2024	February 14, 2024	61	0.024590
February 12, 2024	May 13, 2024	May 15, 2024	63	0.023810
May 13, 2024	August 12, 2024	August 14, 2024	62	0.024194
August 12, 2024	November 12, 2024	November 14, 2024	65	0.023077
November 12, 2024	February 12, 2025	February 14, 2025	62	0.024194
February 12, 2025	May 12, 2025	May 14, 2025	61	0.024590
May 12, 2025	August 12, 2025	August 14, 2025	63	0.023810
August 12, 2025	November 12, 2025	November 14, 2025	65	0.023077
November 12, 2025	February 12, 2026	February 17, 2026	62	0.024194
February 12, 2026	May 12, 2026	May 14, 2026	61	0.024590
May 12, 2026	August 12, 2026	August 14, 2026	63	0.023810
August 12, 2026	November 12, 2026	November 17, 2026	65	0.023077

Contingent Coupon payments on the Notes are not guaranteed. HSBC will not pay you the Contingent Coupon for any Scheduled Trading Day on which the Official Closing Level of either Underlying Index is less than its Coupon Barrier.

Payment at Maturity (per $10 Note)

If the Notes are not called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Level of the Least Performing Underlying Index is equal to or greater than its Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to $10 per $10 Principal Amount of Notes, plus the final Contingent Coupon, if any.[3]

If the Final Level of the Least Performing Underlying Index is less than its Downside Threshold, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Underlying Index Return of the Least Performing Underlying Index).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Level of the Least Performing Underlying Index from its Initial Level and you will lose some or all of your Principal Amount.

Least Performing Underlying Index	The Underlying Index with the lowest Underlying Index Return.
Underlying Index Return	For each Underlying Index, calculated as follows: Final Level - Initial Level
Initial Level
Downside Threshold	For each Underlying Index, 75% of its Initial Level.
Coupon Barrier	For each Underlying Index, 75% of its Initial Level.
Initial Level	For each Underlying Index, its Official Closing Level on the Trade Date.
Final Level	For each Underlying Index, its Official Closing Level on the Final Valuation Date.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Key Risks — The Estimated Initial Value of the Notes, Which Will Be Determined by Us on the Trade Date, is Expected to Be Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any.”

3 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

5

Investment Timeline
The Initial Level of each Underlying Index is observed and the final terms of the Notes are determined.

If the Official Closing Level of each Underlying is greater than or equal to its Coupon Barrier on the relevant Scheduled Trading Day, you will receive the applicable Contingent Coupon per $10 in Principal Amount with respect to the Daily Coupon Rate on that Scheduled Trading Day on the applicable Coupon Payment Date.

If the Official Closing Level of either Underlying is less than its Coupon Barrier on the relevant Scheduled Trading Day, the Contingent Coupon applicable to such Scheduled Trading Day will not accrue or be payable.

The Notes will automatically be called if the Official Closing Level of each Underlying Index on any Call Observation Date, commencing on May 12, 2022, is equal to or greater than its Initial Level.

If the Notes are called, HSBC will pay you a cash payment per Note equal to $10.00 plus the Contingent Coupon otherwise due on that date, if any.

The Final Level and Underlying Index Return of each Underlying are determined on the Final Valuation Date.

If the Notes have not been called and the Final Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, HSBC will repay the Principal Amount equal to $10.00 per Note, plus the final Contingent Coupon, if any.

If the Notes have not been called and the Final Level of the Least Performing Underlying Index is below its Downside Threshold, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount, if anything, resulting in a loss of principal proportionate to the decline of the Least Performing Underlying Index, equal to a return of:

$10 × (1 + Underlying Index Return of the Least Performing Underlying Index) per Note

Investing in the Notes involves significant risks. You may lose some or all of your Principal Amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

You will be exposed to the market risk of each Underlying Index on each Coupon Observation Date and any decline in the level of one Underlying Index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the Level of the other Underlying Index. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note.

6

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying equity underlying supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Structure or Features of the Securities

♦	Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes. If the Notes are not called, HSBC will only pay you the Principal Amount of your Notes in cash if the Final Level of the Least Performing Underlying Index is greater than or equal to its Downside Threshold, and will only make that payment at maturity. If the Notes are not called and the Final Level of the Least Performing Underlying Index is less than its Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level of the Least Performing Underlying Index from its Initial Price. You may lose some or all of your Principal Amount at maturity.

♦	The Contingent Repayment of Principal Applies at Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Index of each Underlying Index at that time is above its Downside Threshold.

♦	You May Not Receive any Contingent Coupons — HSBC will not necessarily make periodic coupon payments on the Notes. If the Official Closing Level of either Underlying Index on a Scheduled Trading Day is less than its Coupon Barrier Level, the Daily Coupon Rate applicable to such Schedule Trading Day will not accrue or become payable for the purposes of the relevant Coupon Payment. As each Coupon Payment is calculated based on the number of Variable Days in the applicable Coupon Observation Period, the value of any Coupon Payment may be less, and could be significantly less, than a per annum rate of at least 6.00% (to be determined on the Trade Date). If the Official Closing Level of either Underlying is less than its Coupon Barrier on every Scheduled Trading Day within each Coupon Observation Period, we will not pay you any Coupon Payments during the term of, and you may not receive a positive return on the Notes. Generally, this non-payment of the Coupon Payment coincides with a period of greater risk of principal loss on the Notes..

♦	Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as 6 months after issuance.

♦	Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with an Underlying Index with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss —"Volatility" refers to the frequency and magnitude of changes in the level of an Underlying Index. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that an Underlying Index could close below its Coupon Barrier on any Scheduled Trading Day, resulting in no Contingent Coupons being payable for such Scheduled Trading Day, or below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. This greater expected risk will generally be reflected in a higher Contingent Coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Contingent Coupon) than for similar securities linked to the performance of an Underlying Index with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying Index can change significantly over the term of the Notes. The level of an Underlying Index for your Notes could fall sharply, which could result in a significant loss of principal, and the non-payment or reduction of one or more Contingent Coupons. You should be willing to accept the downside market risk of the Least Performing Underlying Index and the potential to lose some or all of your principal at maturity.

♦	Because the Notes Are Linked to the Performance of More Than One Underlying Index, There Is a Greater Risk of Contingent Coupons Being Reduced or Not Being Paid and of You Sustaining a Significant Loss on Your Investment — The risk that you will not receive any Contingent Coupons, or receive reduced Contingent Coupons, and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar Notes that are linked to the performance of only one Underlying Index. With two Underlying Indices, it is more likely that the Official Closing Level of either Underlying Index will be less than its Coupon Barrier on any Scheduled Trading Day or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will not receive any Contingent Coupons, or receive reduced Contingent Coupons, and that you will suffer a significant loss on your investment at maturity.

In addition, movements in the levels of the Underlying Indices may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlying Indices represents a statistical measurement of the degree to which the ratios of the returns of those Underlying Indices were similar to each other over a given period of time. The correlation between a pair of Underlying Indices is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlying Indices are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlying Indices) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying Index increases, the value of the other Underlying Index decreases and the ratio of their daily returns has been constant).

7

The lower (or more negative) the correlation between two Underlying Indices, the less likely it is that those Underlying Indices will move in the same direction and, therefore, the greater the potential for one of those Underlying Indices to close below its Coupon Barrier or Downside Threshold on any Scheduled Trading Day or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlying Indices are, the greater the likelihood that at least one of the Underlying Indices will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid or to be reduced during the term of the Notes and for a loss of principal at maturity. However, even if two Underlying Indices have a higher positive correlation, one or both of those Underlying Indices might close below its Coupon Barrier or Downside Threshold on any Scheduled Trading Day or the Final Valuation Date, as both of those Underlying Indices may decrease in value together.

HSBC determines the Contingent Coupon Rate for the Notes based, in part, on the correlation among the Underlying Indices, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Contingent Coupon Rate than would be payable on notes that have a higher degree of correlation.

♦	Your Return Will Be Based on the Individual Return of Each Underlying Index — Unlike notes linked to a basket of underlying Indices, the Notes will be linked to the individual performance of each Underlying Index. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlying Indices to the same degree for each Underlying Index. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying Index regardless of the performance of the other Underlying. You will bear the risk that either of the Underlying Indices will perform poorly.

♦	Limited Return on the Notes — The return potential of the Notes is limited to the Contingent Coupon Rate regardless of any appreciation of either Underlying Index. In addition, your total return on the Notes will vary based on the number of Scheduled Trading Days for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero. Further, the return potential of the Notes is limited by the automatic call feature in that you will not receive any further payments after the Notes are called. Your Notes could be called as early as May 12, 2022, and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the level of the Least Performing Underlying Index even though you cannot participate in any potential appreciation in the level of any Underlying Index. In addition, if the Notes have not been previously called and if the level of either Underlying Index is less than its Initial Level, as the Maturity Date approaches and the remaining number of Scheduled Trading Days decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the level of an Underlying Index to increase to its Initial Level. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by the Underlying Indices.

♦	The Amount Payable on the Notes Is linked to the levels of the underlying indices on every Scheduled Trading Day during the relevant quarterly observation period. The payments on the Notes will be based on the closing level of each Underlying Index on every Scheduled Trading Day during the relevant Coupon Observation Period, subject to postponement for non-trading days and certain market disruption events. Even if the level of an Underlying Index appreciates prior to an applicable Coupon Payment Date but has decreased on any Scheduled Trading Day during the relevant Coupon Observation Period to a level that is below its Coupon Barrier, the contingent quarterly payment on the Notes will be reduced for that Coupon Payment Date. Even if the level of an Underlying Index appreciates prior to the valuation date but then decreases by that day to a level that is below its Downside Threshold, the payment at maturity will be less, and may be significantly less, than it would have been had the Notes been linked to the levels of the Underlying Indices on a date prior to the Final Valuation Date. Although the actual levels of the Underlying Indices on the maturity date or at other times during the term of the Notes may be higher than their levels on one or more Scheduled Trading Days, the payment at maturity will be based on the final index levels on the Final Valuation Date, and the Contingent Coupon Payments, if any, including the final Contingent Coupon Payment, if any, for the final Coupon Observation Period, will be based on the closing levels on every Scheduled Trading Day during the relevant Coupon Observation Period.

♦	No Assurance that the Return Strategy of the Notes Will Be Successful — While the Notes are structured to provide Contingent Coupons as long as the Official Closing Level of each Underlying Index on the relevant Scheduled Trading Day does not decline below its Coupon Barrier, we cannot assure you of the economic environment during the term of the Notes, or at maturity. As a result, you may not receive a Contingent Coupon on any Coupon Payment Date, and you may lose some or all of your initial investment in the Notes.

♦	The Probability That an Underlying Index Will Fall Below Its Coupon Barrier or Downside Threshold on any Scheduled Trading Day Will Depend on Its Volatility — “Volatility” of an Underlying Index refers to the frequency and magnitude of changes in its level. Greater expected volatility with respect to an Underlying Index reflects a higher expectation as of the Trade Date that the Underlying Index could close below its Coupon Barrier on any Scheduled Trading Day or its Downside Threshold on the Final Valuation Date, resulting in reduced or no Contingent Coupons payable on the Notes or even the loss of some or all of your investment. However, an Underlying Index's volatility can change significantly over the term of the Notes. The level of an Underlying Index could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Contingent Coupons.

Risk Relating to the Underlying Indices

♦	Changes Affecting an Underlying Index — The policies of an Underlying Index’s sponsor concerning additions, deletions and substitutions of the stocks included in that Underlying Index and the manner in which the sponsor takes account of certain changes affecting those stocks may adversely affect the level of that Underlying Index. The policies of a sponsor with respect to the calculation of the relevant Underlying Index could also adversely affect the level of that Underlying Index. A sponsor may discontinue or suspend calculation or dissemination of the relevant Underlying Index. Any such actions could have an adverse effect on the value of the Notes.

♦	Small-Capitalization Risk — The RTY tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective index level may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

General Risk Factors

♦	The Notes Are Subject to the Credit Risk of the Issuer — The Notes are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Contingent Coupon payment or any repayment of principal at maturity or upon an automatic call, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and could lose your entire investment.

♦	The Estimated Initial Value of the Notes, Which Will Be Determined by Us on the Trade Date, is Expected to Be Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any — The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date is Expected to Be Less than the Price to Public — The price to public takes into account certain costs. These costs will include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the prices of the Underlying Indices and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Notes — Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 9 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

♦	Lack of Liquidity — The Notes will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Notes, and therefore you may have to sell your Notes at a significant discount.

♦	Owning the Notes Is Not the Same as Owning the Stocks Included in an Underlying Index — The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in an Underlying Index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in either Underlying Index would have. Furthermore, an Underlying Index and the stocks included in an Underlying Index may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates — HSBC, UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of an Underlying Index, and therefore, the market value of the Notes.

♦	Potential HSBC and UBS Financial Services Inc. Impact on an Underlying Index — Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in an Underlying Index or in futures, options, exchange-traded funds or other derivative products on an Underlying Index, may adversely affect the level of that Underlying Index, and, therefore, the market value of your Notes.

♦	Potential Conflicts of Interest — HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuers of the stocks included in an Underlying, which may present a conflict between the obligations of HSBC or UBS Financial Services Inc., and you, as a holder of the Notes. HSBC, as the Calculation Agent, will determine on each applicable Coupon Observation Date whether the Contingent Coupon is to be paid, and whether the Notes are to be called, based on the Official Closing Level of each Underlying. The Calculation Agent can postpone the determination of the Official Closing Level on a Coupon Observation Date and the corresponding Coupon Payment Date or Call Settlement Date, as applicable, if a Market Disruption Event exists on that Coupon Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or call. These factors include the levels of the Underlying Indices; the volatility of the Underlying Indices; the dividend rate paid on stocks included in the Underlying Indices; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Notes Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction —The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Notes and could lose your entire investment.

♦	Uncertain Tax Treatment — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Underlying Indices. HSBC intends to treat the Notes consistent with this approach and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as contingent income-bearing pre-paid executory contracts.

In addition, the Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder (as defined in the accompanying prospectus supplement) in the secondary market, because the tax treatment of the Contingent Coupons is unclear, such non-U.S. holder may be subject to 30% withholding tax applicable to any Contingent Coupon, subject to reduction or elimination by applicable treaty, unless income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States. HSBC will not pay any additional amounts in respect of such withholding.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “What Are the Tax Consequences of the Notes?” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Underlying relative to its Initial Price. The hypothetical terms used below are not the actual terms that will apply to the Notes. The actual terms will be set on the Trade Date and will be indicated on the cover of the applicable pricing supplement. We cannot predict the Final Price or the Official Closing Level of any Underlying on any Coupon Observation Date or Call Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of any Underlying. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon earlier automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions:

Investment term:	5 years (unless earlier called)
Initial Prices:	$100.00 for each Underlying
Contingent Coupon Rate:	At least 6.00% per annum (or 1.50% per quarter)
Contingent Coupon:*	$0.15 per quarter
Call Observation Dates:	Quarterly, commencing on May 12, 2022
Coupon Barriers:	$75.00 for each Underlying (75% of its Initial Price)
Downside Thresholds:	$75.00 for each Underlying (75% of its Initial Price)

*Assuming an equal number of Scheduled Trading Days in each Coupon Observation Period.

Example 1 — Notes are Called on the First Call Observation Date, which corresponds to the second Coupon Observation Period End Date, and the Official Closing Level of each Underlying Index was above its respective Coupon Barrier on each Scheduled Trading Day in the first and second Coupon Observation Periods

Date	Official Closing Level	Payment (per Note)
Ten Scheduled Trading Days during the First Coupon Observation Period (for all other days during the First Coupon Observation Period one of the Underlyings was below the Coupon Barrier Level)	SPY: $105.00 (above Coupon Barrier and Initial Price) RTY: $115.00.00 (above Coupon Barrier and Initial Price)	$0.02 (Contingent Coupon Payment) – Notes are not automatically called
Each Scheduled Trading Day during the Second Coupon Observation Period and First Call Observation Date	SPY: $110.00 (above Coupon Barrier and Initial Price) RTY: $120.00.00 (above Coupon Barrier and Initial Price)	$10.15 (Settlement Amount)
Total Payment: $10.17 (1.70% return)

During the First Coupon Observation Period, you will receive the Contingent Coupon calculated as follows:

$10 x Contingent Coupon = $10 x Daily Coupon Rate x Variable Days = $10x 10 x 0.023810% = $0.02

Since the Notes are called on the second Coupon Observation Period End Date (which is the first Call Observation Date) and the Official Closing Level of each Underlying Index was above the Coupon Barrier on each Scheduled Trading Day during the second Coupon Observation Period, HSBC will pay you on the Call Settlement Date a total of $10.15 per Note, reflecting your Principal Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.02 received in respect of the first Coupon Observation Period End Date, HSBC will have paid you a total of $10.17 per Note, for a 1.70% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes are Called on the First Call Observation Date, which corresponds to the second Coupon Observation Period End Date, and the Official Closing Level of each Underlying Index was below its respective Coupon Barrier on each Scheduled Trading Day in the first and second Coupon Observation Periods

Date	Official Closing Level	Payment (per Note)
Each Scheduled Trading during the First Coupon Observation Period	SPY: $50.00 (below Coupon Barrier and Initial Price) RTY: $60.00.00 (below Coupon Barrier and Initial Price)	$0.00 (Contingent Coupon Payment) – Notes are not automatically called
Each Scheduled Trading Day during the Second Coupon Observation Period and First Call Observation Date	SPY: $70.00 (below Coupon Barrier and Initial Price) RTY: $70.00.(below Coupon Barrier and Initial Price)	$10.00 (Settlement Amount)
Total Payment: $10.00 (0.00% return)

Since the Notes are called on the second Coupon Observation Period End Date (which is the first Call Observation Date) and the Official Closing Level of each Underlying Index was below the Coupon Barrier on each Scheduled Trading Day during the second Coupon Observation Period, HSBC will not pay you any Coupon Payments. No further amount will be owed to you under the Notes.

Example 3 — Notes are NOT Called and the Final Price of Each Underlying Is at or Above Its Coupon Barrier and Downside Threshold

Date	Official Closing Level	Payment (per Note)
Each Scheduled Trading during the First Coupon Observation Period	SPY: $105.00 (above Coupon Barrier and Initial Price) RTY: $115.00.00 (above Coupon Barrier and Initial Price)	$0.15 (Contingent Coupon Payment) – Notes are not automatically called

Each Scheduled Trading during the Second Coupon Observation Period (and first Call Observation Date)	SPY: $90.00 (at or above Coupon Barrier; below Initial Price) RTY: $120.00 (above Coupon Barrier and Initial Price)	$0.15 (Contingent Coupon Payment) – Notes are not automatically called
Each Scheduled Trading Day during the Third through Nineteenth Coupon Observation Periods	Various (the Official Closing Level of at least one Underlying below Coupon Barrier; below Initial Price)	$0.00
Each Scheduled Trading Day during the final Coupon Observation Period and the Final Valuation Date	SPY: $95.00 (at or above Coupon Barrier and Downside Threshold; below Initial Price) RTY: $155.00 (above Coupon Barrier, Downside Threshold and Initial Price)	$10.15 (Payment at Maturity)
	Total Payment: $10.45 (4.50% return)

At maturity, HSBC will pay you a total of $10.15 per Note, reflecting your Principal Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.15 received in respect of each of the first and fourth Coupon Observation Period End Dates, HSBC will have paid you a total of $10.45 per Note, for a 4.50% total return on the Notes.

Example 4 — Notes are NOT Called and the Final Price of the Least Performing Underlying Is Below Its Downside Threshold; each Underlying Index was below its Coupon Barrier on each Scheduled Trading Day during the final Coupon Observation Period

Date	Official Closing Level	Payment (per Note)
Each Scheduled Trading Day during the First Coupon Observation Period	SPY: $105.00 (above Coupon Barrier and Initial Price) RTY: $115.00 (above Coupon Barrier and Initial Price)	$0.15 (Contingent Coupon Payment) – Notes are not automatically called
Each Scheduled Trading Day during the Second Coupon Observation Period (and first Call Observation Date)	SPY: $90.00 (at or above Coupon Barrier; below Initial Price) RTY: $120.00 (above Coupon Barrier and Initial Price)	$0.15 (Contingent Coupon Payment) – Notes are not automatically called
Each Scheduled Trading Day during the Third through Nineteenth Coupon Observation Period Ends	Various (the Official Closing Level of at least one Underlying below Coupon Barrier; below Initial Price)	$0.00
Each Scheduled Trading Day during the final Coupon Observation Period and the Final Valuation Date	SPY: $40.00 (below Coupon Barrier, Downside Threshold and Initial Price) RTY: $155.00 (above Coupon Barrier, Downside Threshold and Initial Price)	$10.00 × (1 + Underlying Return) =$10.00 × (1 + -60%) =$10.00 - $6.00 =$4.00 (Payment at Maturity)
Total Payment $4.30 (-57.00% return)

Since the Notes are not called and the Final Price of the Least Performing Underlying is below its Downside Threshold, HSBC will pay you at maturity $4.00 per Note. In addition, the final Contingent Coupon will not be payable because the Official Closing Level of the Least Performing Underlying was below its Coupon Barrier on each Scheduled Trading Day during the final Coupon Observation Period. When added to the Contingent Coupon payments of $0.15 received in respect of each of the first and fourth Coupon Observation Dates, HSBC will have paid you $4.30 per Note, for a loss on the Notes of 57.00%.

Information About the Underlying Indices

The S&P 500® Index

Description of the SPX

The S&P 500® Index ("SPX") is a market capitalization-weighted index intended to provide a performance benchmark for the large-cap U.S. equity markets. The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy.

For more information about the SPX, see “S&P 500® Index” beginning on page S-55 of the accompanying Equity index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from November 3, 2011 through November 3, 2021 as reported on Bloomberg. The black line represents a hypothetical Downside Threshold of 75% of the Official Closing Level on November 3, 2021. The actual Downside Threshold will be determined on the Trade Date and will be based on its Official Closing Level on the Trade Date. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Past performance of this Underlying is not indicative of its future performance.

The Russell 2000® Index

Description of the RTY

The Russell 2000® Index ("RTY") is designed to track the performance of the small capitalization segment of the U.S. equity market. All 2,000 stocks are traded on a major U.S. exchange, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization.

For more information about the RTY, see “Russell 2000® Index” beginning on page S-45 of the accompanying Equity index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from November 3, 2011 through November 3, 2021 as reported on Bloomberg. The black line represents a hypothetical Downside Threshold of 75% of the Official Closing Level on November 3, 2021. The actual Downside Threshold will be determined on the Trade Date and will be based on its Official Closing Level on the Trade Date. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Past performance of this Underlying is not indicative of its future performance.

Correlation of the Underlying Indices

The following graph sets forth the historical performances of the S&P 500® Index and Russell 2000® Index from November 3, 2011 through November 3, 2021, based on the daily Official Closing Levels of the Underlying Indices. For comparison purposes, each Underlying has been normalized to have a Closing Level of 100.00 on November 3, 2011 by dividing the Official Closing Level of that Underlying on each day by the Official Closing Level of that Underlying on November 3, 2011 and multiplying by 100.00.

We obtained the Official Closing Levels used to determine the normalized Closing Levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlying Indices should not be taken as an indication of future performance. Future performance of the Underlying Indices may differ significantly from historical performance, and no assurance can be given as to the Official Closing Levels of the Underlying Indices during the term of the Notes, including on any Coupon Observation Date or Call Observation Date, or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlying Indices will result in the return of any of the Principal Amount.

Historical Performance of the S&P 500® Index and Russell 2000® Index

PAST PERFORMANCE OF THE UNDERLYING INDICES IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of a pair of Underlying Indices over a given period, the more positively correlated those Underlying Indices are. The graph above illustrates the historical performance of each of the Underlying Indices relative to the other Underlying Indices over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying Index has historically been to another. For additional information, see the information set forth above under “Key Risks –Because the Notes Are Linked to the Performance of More Than One Underlying Index, There Is a Greater Risk of Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment.”

The lower (or more negative) the correlation between two Underlying Indices, the less likely it is that those Underlying Indices will move in the same direction and, therefore, the greater the potential for one of those Underlying Indices to close below its Downside Threshold on the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlying Indices are, the greater the likelihood that at least one of the Underlying Indices will decrease in value. This results in a greater potential for a Coupon not to be paid during the term of the Notes and for a loss of principal at maturity. However, even if two Underlying Indices have a higher positive correlation, one or both of those Underlying Indices might close below its Downside Threshold on the Final Valuation Date, as both of those Underlying Indices may decrease in value together.

In addition, for each additional Underlying Index to which the Notes are linked, there is a greater potential for one pair of Underlying Indices to have low or negative correlation. Therefore, the greater the number of Underlying Indices, the greater the potential for missed Coupons and for a loss of principal at maturity. The terms of the Notes will be based, in part, on the correlation among the Underlying Indices, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Coupon Rate than would be payable on notes that have a higher degree of correlation.

What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Underlying Indices. HSBC intends to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, HSBC intends to treat any Contingent Coupon paid by HSBC, including on the Maturity Date or upon automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as contingent income-bearing pre-paid executory contracts.

The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder in the secondary market, because the tax treatment of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty), unless the income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States. We will not pay any additional amounts in respect of such withholding. In order to claim an exemption from or a reduction in the 30% withholding tax, a non-U.S. holder of the Notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from, withholding under an applicable tax treaty. If you are a non-U.S. holder, you should consult your tax advisors regarding the tax treatment of the Notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ materially and adversely from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In Notice 2008-2, the IRS and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlying Indices would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlying Indices were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlying Indices and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlying Indices is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Indices or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Indices or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described herein, except that the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Final Price and if a Contingent Coupon is payable. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Underlying Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. will agree to sell to the Agent, and the Agent will agree to purchase, all of the Notes at the price to public less the underwriting discount indicated on the cover hereof. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include UBS Financial Services Inc., in connection with the sale of the Notes and UBS Financial Services Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the accompanying prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Settlement Date set forth on the cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Settlement Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.